Exhibit 11.1

Exhibit 11.1

CODE OF ETHICS

INTRODUCTION

This Code of Ethics and Business Conduct (the “Code”) embodies the commitment of Barclays PLC, Barclays Bank PLC and their subsidiaries to promote honest and ethical standards and compliance with all applicable laws, rules and regulations. This code applies to the Group Chief Executive, the Group Finance Director, the Director, Group Finance, the Group Financial Controller, the Group Risk Director and the business cluster and functions finance directors (the “Covered Persons”) who are expected to adhere to those principles set out in the Code and to familiarise themselves with the supporting procedures. The Barclays Board Audit Committee has approved the Code.

For the purposes of Section 406 of the US Sarbanes-Oxley Act of 2002 and the rules under it, this Code shall be the Code of Ethics applicable to the Group’s Chief Executive, the Group Finance Director and the Director, Group Finance.

A Code of this nature cannot address all specific aspects of conduct and ethics and, if in doubt about the application of this Code or concerned about any existing or potential violation of it, the officer concerned should initially seek guidance from the Director – Group Head of Compliance or Group General Counsel.

The Group will take such action as it deems appropriate to address any existing or potential violation of this Code brought to its attention, including disciplinary proceedings.

The Group’s core business principles and more detailed policies and procedures are set out in the Group Governance Manual, and are separate and additional requirements which apply more widely and are not part of this Code.

Exhibit 11.1

CODE OF ETHICS

1.	Public Disclosure

1.1.	It is Barclays policy that the information in its public communications, including Securities and Exchange Commission filings, be full, fair, accurate, timely and understandable. All Covered Persons who are involved in the Barclays Group’s disclosure controls and procedures are responsible for acting in accordance with this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements and disclosure controls and procedures relating to the Barclays Group.

1.2.	Disclosed financial information must be prepared in accordance with the applicable external requirements (including the Companies Act, UK GAAP, US GAAP, SEC disclosure requirements and FSA and other regulatory requirements). Such information must also comply with Group accounting policies as set out in the Barclays Group Accounting Manual.

1.3.	Where there is uncertainty about how financial transactions or positions should be reported, businesses should refer to the Director, Group Finance. In other non-financial cases (e.g. the impact of potential or actual litigation), reference should be made to the Group Risk Director, Group General Counsel, the Group Company Secretary or the Director – Group Head of Compliance as appropriate.

1.4.	For both financial and non-financial matters:

•	Disclosure should be complete and include all relevant information to enable a reader to have a proper understanding of the information in its context. Care must be taken to ensure that a disclosure is not misleading, false or deceptive and does not omit any fact that could reasonably render the disclosure misleading.

•	Information should be accurate to the best of the preparer’s ability (the use of estimates is appropriate in certain circumstances and does not necessarily mean that the information is not fit for publication). Written verification of the disclosure must be obtained and retained.

•	Information should be timely and up to date.

•	Information should be understandable – jargon should be avoided and where necessary sufficient context provided to make the disclosure relevant.

1.5.	Requests for information made by Group Functions, external and internal auditors and regulators should be dealt with fully and with due care and attention.

Exhibit 11.1

2.	Dealing with conflicts of interest between personal and professional relationships

2.1.	A conflict of interest occurs when a person’s private interest interferes or appears to interfere with the interests of the Group. Any Covered Person must be aware that service to the Group should never be subordinated to personal gain or advantage. In particular, such person must never use or attempt to use his or her position at Barclays to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person from any person or entity.

2.2.	If a Covered Person is aware of a potential personal conflict which cannot be avoided they must disclose it to the Director – Group Head of Compliance or the Group General Counsel and seek opportunities to remove themselves from the transaction giving rise to the conflict.

3.	Compliance with Laws, Rules and Regulations

3.1.	It is Barclays policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Person to make themselves familiar with and to adhere to the standards and restrictions imposed by those laws, rules and regulations

4.	Accountability for Adherence to the Code

4.1.	Covered Persons should strive to identify and raise potential issues before they lead to problems. Any Covered Person who becomes aware of any existing or potential violation of the Code should immediately notify the Director – Group Head of Compliance or Group General Counsel.

4.2.	The Group will take such action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

5.	Waivers

Any waivers from this code for any Covered Person shall require the approval of the Board Audit Committee and shall be subject to the publication requirements of the Act and the related rules.

Exhibit 11.1

Code of Ethics and Business Conduct required under s406 of the
Sarbanes – Oxley Act 2002

Procedure to be followed in the event of a notification

1.0 Background

Under the Sarbanes Oxley Act 2002 and the relevant SEC rules (17 CFR Parts 228 & 229) the Barclays Group is required to adopt and disclose a Code of Ethics. A Code of Ethics, as defined by section 406 of the Sarbanes-Oxley Act 2002, shall deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the SEC and in other public communications made by the company;

•	Compliance with applicable governmental laws and regulations;

•	The prompt internal reporting of violations of the Code of Ethics (“the code”) to an appropriate person or persons identified in the code;

•	Accountability for adherence to the code.

2.0 Covered persons

This procedure currently covers the following individuals:

Group Chief Executive Officer; Group Finance Director; the Cluster Finance Directors; the Group Risk Director and the Director, Group Finance

3.0 Should any of the covered persons become aware of any potential issue or fact which he or she believes violates the code, the following procedure should be followed:

•	The matter should be brought to the attention of either the Group Compliance Director or Group General Counsel.

•	Full details are to be provided at the earliest opportunity. If in doubt as to whether notification is necessary guidance may be sought from either the Group Compliance Director on +44 0207 068 1974 or Group General Counsel on +44 0207 699 3889.

4.0 On receipt of notification the Group Compliance Director and/or the Director, Group General Counsel will carry out the following:

•	Initial review of the circumstances giving rise to violation of the code

•	Request for further information as necessary

•	Referral/engagement of internal or external experts or other third parties as they consider appropriate

Exhibit 11.1

5.0 Following the investigation, the Group Compliance Director and/or the Group General Counsel will make a determination as to the appropriate action to be taken. Each judgement will be made on an individual basis.

6.0 Any breach of the code will be reported to the Chairman of the Board Audit Committee.

7.0 A breach of the code will be reported to the Regulator as required under the FSA principle No.2 (or any relevant in other jurisdictions). Any decision to report will be made by Group Compliance Director and/or the Group General Counsel after analysis of the nature of such notification (s).

Any queries regarding this procedure or the Code of Ethics should be directed to Group Compliance in the first instance.